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                                                                     Exhibit 5.1

          KPMG LLP                                      Telephone (416) 228-7000
          CHARTERED ACCOUNTANTS                         Telefax   (416) 228-7123
          Yonge Corporate Centre                        Internet www.kpmg.ca
          4100 Yonge Street, Suite 200
          Toronto ON M2P 2H3
          Canada

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
North American Palladium Ltd.:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 of our report dated February 27, 2007, with respect to the consolidated balance sheets of North American Palladium Ltd. as at December 31, 2006 and 2005, and the related consolidated statements of loss and deficit and cash flows for each of the years in the three year period ended December 31, 2006, which report appears in the annual report on Form 40-F of North American Palladium Ltd. for the year ended December 31, 2006.

We also consent to the inclusion of our report with respect to the supplementary schedule of "Reconciliation to Accounting Principles Generally Accepted in the United States" included in the Form 40-F. Our report is dated February 27, 2007, except as to the supplementary schedule which is as of March 30, 2007.

We also consent to the reference to our Firm under the headings "Auditors" and "Selected Financial Data" in the prospectus, which is part of this Amendment No. 1 to Registration Statement.

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
April 30, 2007

       KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.